Exhibit 10.13
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the 29th day of February 2024 by and between Dr. Babak Taheri (the “Executive”) and Silvaco Group, Inc. (the “Company”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective as of January 1, 2024 (the “Effective Date”).
RECITALS
WHEREAS, the Executive and the Company previously entered into that certain Offer Letter and Termination of Separation Agreement, dated as of November 24, 2021 (the “Prior Agreement”), pursuant to which the Executive currently serves as the Company’s Chief Executive Officer (“CEO”);
WHEREAS, the Executive also serves as a member of the Board of Directors (the “Board”) solely by election of the stockholders of the Company;
WHEREAS, the Company desires to continue to employ the Executive as the Company’s CEO and President, and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein;
WHEREAS, the Executive and the Company agree that the Prior Agreement is amended and restated in its entirety as set forth in this Agreement as of the Effective Date; and
WHEREAS, the Parties acknowledge and agree that neither the execution of this Agreement, the restatement of the Prior Agreement nor any other action of the Company through the Effective Date (including in respect of changes in compensation pursuant to this Agreement) shall constitute Good Reason for purposes of the Prior Agreement or the Plan (as hereafter defined);
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, including the IPO RSU Grant (as set forth in Section 2(c)) and Executive’s severance eligibility (as set forth in Section 3), the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Employment.
(a)Terms. The Company will employ the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date.
(b)Position and Duties. The Executive shall serve as the CEO of the Company and shall have such powers and duties as may from time to time be prescribed by the Chair of the Board or any other individual designated by the Board, managing member or similar governing body of the Company, provided that such duties are consistent with the Executive’s position, or other positions that the Executive may hold from time to time. The Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s obligations or performance of Executive’s duties to the Company as provided in this Agreement. For purposes of clarity, the Company specifically approves

Executive’s participation in those activities listed on Exhibit A hereto as described by the Executive and which Executive has confirmed do not conflict with or interfere with Executive’s obligations or performance of Executive’s duties to the Company, nor use any information obtained as part of the Executive’s employment. The Executive’s initial place of work shall be his home office in Arizona, with visits to the Company’s offices and such business travel as may be reasonably required by the Board.
(c)At-Will Employment. The nature of the employment relationship between the Executive and the Company is “at-will” and may be terminated at any time by either Executive or the Company upon notice to the other, for any or no reason, subject to the terms of this Agreement. In addition, the Company reserves the right to modify the Executive’s compensation, position, duties or reporting relationship at any time to meet business needs. The Executive acknowledges that nothing in this Agreement, or in any written or unwritten policies of the Company, including the Company’s employee handbook, changes the at-will status of the Executive’s employment.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s annual base salary shall be four hundred eighty-five thousand dollars ($485,000) effective as of December 1, 2023. The base salary shall be evaluated annually by the Board beginning in early 2025, with any Board-approved adjustments effective retroactively as of January 1 of such adjustment year (or such other date Board-approved adjustments are made for other executive officers). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.
(b)Annual Cash Incentive Compensation. The Executive shall be eligible to receive a cash incentive bonus annually under the annual bonus plan approved by the Compensation Committee of the Board. Executive’s target bonus opportunity will be 60% of Base Salary as of January 1 of the performance year. To earn a cash incentive bonus, the Executive must be employed by the Company from January 1st to December 31st of the year for which the annual cash incentive is calculated, and shall be paid on the day such incentive compensation is paid to all or substantially all other employees who are also subject to annual cash incentive bonuses in the regular course of business. Actual payout will be approved by the Board following recommendation by the Compensation Committee.
(c)IPO RSU Grant. Subject to the approval of the Board of Directors of Silvaco, on or promptly following the date of this Agreement, Executive shall be awarded 700,000 restricted stock units (“RSU”s) under the Company’s 2014 Stock Incentive Plan subject to certain terms and conditions set forth in the 2014 Stock Incentive Plan and RSU Award Agreement, in the form of RSU award agreement used for senior executives including vesting conditions modified as set forth below. The RSUs shall be subject to three (3) vesting requirements: (i) a “Liquidity Event Requirement” (ii) a “Retention Requirement” and a (iii) “Time-Based Requirement.” Each vesting requirement shall be further detailed in the RSU Award Agreement. In relation to the satisfaction of the Time-Based Requirement only, the RSUs shall vest as follows:
(i)350,000 RSUs shall vest on the first business day following the closing of an underwritten public offering by the Company of its securities that is registered under the United States Securities Act of 1933 or its equivalent under another country’s laws (an “IPO”);
(ii)350,000 RSUs shall vest over a two-year period with a portion vesting as a one-year cliff and the remainder quarterly over the following four quarters (50% vesting on the one-year anniversary of the Vesting Start Date and 1/4 of the remaining unvested RSUs set forth in (c)(ii) vesting on each quarterly anniversary thereafter, such that on the two year anniversary of the Vesting Start Date, 100% of the RSUs shall be fully vested), subject to your continued employment unless otherwise specified herein;
(iii)The “Vesting Start Date” shall be the first business day following the closing of an IPO.
provided, however, if an IPO has not closed on or prior to December 31, 2024, the RSU Award Agreement shall provide that the full award of 700,000 RSUs shall be immediately cancelled and forfeited without any further obligations related to Executive in relation to such award or any other IPO-related equity grant.
Subject to and only following the satisfaction of the Liquidity Event Requirement and Retention-Based Requirement, the RSUs shall also be subject to acceleration as provided in the 2024 Silvaco Group, Inc. Executive Severance Plan and Summary Plan Description (the “Plan”) attached hereto as Exhibit C. Further, subject to all applicable laws and the terms of applicable incentive plans, the Company shall take all reasonable steps to allow executive to satisfy withholding obligations as to the 350,000 RSUs per section (b)(i) at or following the settlement date of such RSUs with a portion of the underlying shares (i.e., net settlement).
(d)Annual Equity Incentive Compensation. In addition to the IPO RSU Grant, the Executive shall be eligible to receive an equity award annually based on the Board’s assessment of market competitive conditions and Executive’s overall individual performance. The design and delivery of such annual equity awards and plan, and the grant of such equity awards, will be determined by and subject to the approval of the Board following recommendation by the Compensation Committee.
(e)Employee Benefits. The Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time and available to all full time US-based employees, including those with respect to paid time off, subject to the terms of such plans and programs. Notwithstanding the forgoing, the Company may modify and/or terminate its employee benefit plans and programs offered to full time US-based employees at any time. Additionally, the Company agrees to provide Executive with supplemental benefits as set forth in Exhibit B hereto, subject to the terms of this Agreement.
(f)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers, provided that Executive shall be reimbursed for travel as set forth in Exhibit B.

3.Termination of Employment. The Executive shall be eligible to participate in the Plan, as may be amended from time to time, subject to and in accordance with the terms and conditions of such Plan, which shall among other things govern cash and equity related severance benefits in both “change of control” and non-change of control situations, including the terms and conditions of such payments and benefits, as further detailed in the Plan, except for modifications to certain defined terms in the Plan as reflected in Exhibit E. The definitions set forth on Exhibit E shall replace the same defined terms in the Plan in full only for the Executive and shall only apply to the Executive in relation to the termination of his employment as Chief Executive Officer pursuant to this agreement but shall not otherwise affect the Executive’s rights under the Plan.
4.Section 409A. The compensation and benefits provided under this Agreement are intended to qualify for one or more exemptions from application of Section 409A to the maximum extent such exemptions are available. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, the following provisions shall apply.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or the Plan on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death (the “Specified Employee Initial Payment Date”). If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably determined by the Company, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
5.Continuing Obligations. The terms of the Proprietary Information and Inventions Agreement dated July 13, 2021 (the “Confidentiality Agreement”), between the Company and the Executive continue to be in full force and effect.
6.Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.
7.No Conflicts. The Executive agrees that during the course of employment with the Company the Executive shall not, without the prior written consent of the Company, either directly or indirectly, through an affiliated or controlled entity or person, or as an employee, partner, consultant, proprietor, principal, agent, or otherwise in any other capacity, work for, render services to, own, manage, operate, engage in any business anywhere in the world which is in competition with the business of the Company.
8.Severability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.

9.Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses related to the breach. Nothing contained in this Section 9 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach, including, without limitation, the recovery of money damages.
10.Withholding. All payments made by the Company to the Executive under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
13.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
14.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, with a copy to the Company’s General Counsel or Chief Legal Officer and Legal@Silvaco.com.
15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
16.Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
17.Arbitration. Except as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, the Executive’s employment with the Company or the termination thereof shall be resolved pursuant to the Employee Arbitration Agreement attached hereto as Exhibit D.
18.Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.
19.No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third-party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.
20.Integration. This Agreement (together with Exhibits A, B, C, D, and E) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Parties concerning such subject matter, with the exception of the Confidentiality Agreement.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SILVACO GROUP, INC.

By:	/s/ Katherine S. Ngai-Pesic
Name:	Katherine S. Ngai-Pesic
Title:	Chair of the Board of Directors

/s/ Babak Taheri
DR. BABAK TAHERI
Signature Page to Dr. Babak Taheri Employment Agreement

Exhibit A
List of Approved Activities
1. Chairman of the Advisory Board at University of California ECE department
2. CEO and President of Integrated Biosensing Technologies since 2015
For the aforementioned activities, Executive provides occasional consultation on matters unrelated to Silvaco or Silvaco’s technology for approximately 2 hours or less per month.

EXHIBIT B
In addition to the Executive’s participation in the Company’s employee benefit plans in effect from time to time, the Company shall provide the Executive with the benefits listed below, subject to the Executive’s continued employment and subject to applicable tax deductions and withholdings:
The Company will pay an amount of up to $20,000 annually toward a premium for the Executive’s chosen whole life insurance policy. Such payment will be treated as income to the Executive and not grossed-up for any income related taxes.
The Company will reimburse the Executive for the lease of a car of his choice, in an amount equal to $1,000 per month. Reimbursement of Executive’s business travel shall be subject to the travel policy adopted by the Board for Board member travel, provided that Executive’s travel to the Company’s headquarters in the ordinary course of business shall not be reimbursable, unless such travel is in relation to Board meetings or for special events required by the Company.
The Company will reimburse Executive’s attorneys’ fees related to the review and negotiation related to this Amended and Restated Employment Agreement, up to a total of $30,000.
If the Company requests a relocation of the Executive’s place of work to the Company’s headquarters the Company agrees to reimburse reasonable amounts of actual relocation expenses incurred by such Executive not to exceed $15,000 (adjusted by the annual consumer price index for all items published by the Unites States Bureau of Labor and Statistics) and subject to the Executive producing receipts and documentary support for expenses claimed for reimbursement.

Exhibit C
2024 Silvaco Group, Inc. Executive Severance and Summary Plan Description
[Separately Attached]

Exhibit D
EMPLOYEE ARBITRATION AGREEMENT
Silvaco Group, Inc. (“Company”) and the undersigned employee (“Employee”) hereby enter into this Employee Arbitration Agreement and agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of Company or any parent, subsidiary, or other entity affiliated with Company) relating in any manner to the employment or the termination of employment of Employee, including but not limited to the interpretation, applicability, or enforceability of this Agreement, shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“the AAA Rules”), available at www.adr.org/rules or provided upon request by Company. Claims subject to arbitration shall include without limitation contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act. Claims for unemployment compensation, workers’ compensation, claims under the National Labor Relations Act, and other claims excluded by law shall not, however, be subject to arbitration under this Agreement (“Excluded Claims”). Nothing in this Agreement shall be interpreted to mean that Employee is precluded from filing complaints with the U.S. Equal Employment Opportunity Commission (or state equivalent) or the National Labor Relations Board or from pursuing an individual or joint action in court alleging sexual assault or sexual harassment.
Employee and Company expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Employee and Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. To the extent that a dispute involves both timely filed Excluded Claims and claims subject to arbitration under this Agreement, Company and Employee agree that the party bringing such claims will bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.
A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based to ensure meaningful judicial review of the decision. The arbitration proceedings will allow for reasonable discovery under the AAA Rules, and the arbitrator shall decide all discovery disputes. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.
Either Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of an agreement to arbitrate. Provided, however, that either party may, at its option, seek injunctive relief in a court of competent jurisdiction.

This Agreement shall be governed by the Federal Arbitration Act to the extent allowed by law. In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the state of California.
All arbitration hearings under this Agreement shall be conducted in Palo Alto, California unless prohibited by applicable law, in which case arbitration hearings shall be conducted within 30 miles of Employer’s primary worksite.
Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.
This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. This Agreement does not alter Employee’s at-will employment status. Either Employee or Company may terminate Employee’s employment at any time, for any reason or no reason, with or without prior notice.
If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of Employee’s employment with Company and the expiration of this Agreement.
Company and Employee understand and agree that this Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Agreement supersedes all previous agreements, whether written or oral, express, or implied, relating to the subjects covered in this Agreement. The parties also agree that the terms of this Agreement cannot be revoked or modified except in a written document signed by both Employee and the highest-level executive of Company.
THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.
THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

EMPLOYEE: Dr. Babak Taheri		Silvaco Group, Inc.

Signature:	/s/ Babak Taheri	Signature:	/s/ Katherine S. Ngai-Pesic

Print Name:	Babak Taheri	Print Name:	Katherine S. Ngai-Pesic

Date:	February 29, 2024	Print Title:	Chair of the Board of Directors

		Date:	February 29, 2024

EXHIBIT E
Modifications to certain definitions in 2024 Silvaco Group, Inc. Executive Severance Plan and Summary Plan Description (the “Plan”)
The below changes shall modify the definitions of “Cause”, “CIC Good Reason” and “Non-CIC Good Reason” as reflected in Section 9 of the Plan solely in relation to the benefits and obligations to the Executive as a participant of the Plan.
(a)Cause. Solely for purposes of the Plan, “Cause” means:
(i)the Executive’s willful failure to materially perform the Executive’s duties or responsibilities;
(ii)the Executive’s material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Executive;
(iii)the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iv)any material violation of the Company’s code of conduct (which the Executive will certify they have read and understood on a yearly basis) or material violation of any of the Company’s written employment policies (as made available to the Executive in advance) or misconduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position; or
(v)the Executive’s willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.
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(f)CIC Good Reason. Solely for purposes of the Plan, “CIC Good Reason” means the occurrence of one or more of the following without the Executive’s written consent:
(i)a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to similarly situated Executives not to exceed 10%);
(ii)a non-temporary relocation of the Executive’s place of work by the Company to a location that increases the Executive’s one-way commute by more than 50 miles from Phoenix, Arizona or such other agreed location approved by the Board at which the Executive performed duties immediately prior to such relocation, other than a relocation to the Company’s primary location in or within 15 miles of Santa Clara, California with at least one-hundred-twenty (120) days prior notice to the executive;

(iii)a material diminution in the Executive’s responsibilities, title or duties; or
(iv)a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Executive.
In order for an event to qualify as “CIC Good Reason,” the Executive must provide the Company (or its successor) with written notice of the acts or omissions constituting the grounds for “CIC Good Reason” within sixty (60) days of the Executive becoming aware of the initial existence of the grounds for “CIC Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “CIC Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within thirty (30) days following the end of the CIC Cure Period.
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(l)Non-CIC Good Reason. Solely for purposes of the Plan, “Non-CIC Good Reason” means the occurrence of one or more of the following without the Executive’s written consent:
(i)a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to similarly situated Executives not to exceed 10%);
(ii)a non-temporary relocation of the Executive’s place of work by the Company to a location that increases the Executive’s one-way commute by more than 50 miles from Phoenix, Arizona or such other agreed location approved by the Board at which the Executive performed duties immediately prior to such relocation other than a relocation to the Company’s primary location in or within 15 miles of Santa Clara, California with one-hundred-twenty (120) days prior notice to the executive;
(iii)a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Executive;
(iv)a material diminution in the Executive’s responsibilities, title or duties; or
(v)material and intentional interference with the reporting lines between employees of the Company and Executive by the Board which constitutes a gross interference with the Executive’s ability to perform his customary or prescribed duties or responsibilities to the Company, unless such actions are deemed necessary or proper for the Board or any of its members to fulfill his or her fiduciary duties to the Company and its shareholders under applicable law.
In order for an event to qualify as “Non-CIC Good Reason,” the Executive must provide the Company (or its successor) with written notice of the acts or omissions constituting the grounds for “Non-CIC Good Reason” within sixty (60) days of the initial existence of the grounds for “Non-CIC Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Non-CIC Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within thirty (30) days following the end of the Non-CIC Cure Period.